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                   CONSENT OF FARRIS, VAUGHAN, WILLS & MURPHY

                                                                    EXHIBIT 23.7

360NETWORKS INC.
1500 - 1066 West Hastings Street
Vancouver, B.C.
V6E 3X1

Dear Sirs/Mesdames:

re:   360NETWORKS INC.

      Form F-1 Registration Statement

Consent is hereby given to the use of our name under the captions "Legal Matters" and "Enforceability of Civil Liabilities Against Foreign Persons" in the Prospectus included in the Registration Statement on Form F-1 (the "Registration Statement") filed with the Securities and Exchange Commission, and to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent we do not admit that we come within the category of persons whose consent is requried under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Farris, Vaughan, Wills & Murphy

FARRIS, VAUGHAN, WILLS & MURPHY